Exhibit 99.1
200 Connell Drive
Berkeley Heights, NJ 07922

Genta Incorporated Reports Second Quarter 2010 Corporate Highlights and Financial Results

BERKELEY HEIGHTS, NJ – August 12, 2010 – Genta Incorporated (OTCBB: GETAD.OB) today announced financial results for the quarter ending June 30, 2010.  Corporate highlights for the quarter included:

•	Tesetaxel dose-ranging studies show potential activity in taxane-resistant breast cancer
•	Survival results from AGENDA Phase 3 trial of Genasense® in advanced melanoma on track for expected followup completion in Q1 2011
•	Pooled results from two Phase 3 trials of Genasense® confirm significance of secondary endpoints
•	New Ganite® clinical trial initiated for treatment of serious infections in cystic fibrosis
•	Reverse stock split implemented as approved by stockholders

Financial Results

In June 2010, the Company received stockholder approval to authorize a reverse stock split of its common stock.  Subsequently, a 1-for-100 reverse stock split was approved by the Company’s Board of Directors and became effective on August 2, 2010.  All share and per share data included in this press release have been retroactively adjusted to account for the effect of the aforementioned reverse stock split for all periods presented.

The results for the second-quarter and six months ended June 30, 2010 and 2009, respectively, include the impact of the mark-to-market accounting for the liabilities for the conversion features of its notes, debt warrants and warrants that were issued in its financings, including the financing that was closed in March 2010. These liabilities fluctuate according to the price of Genta’s common stock, and as a consequence, these fluctuations have caused the Company to report positive net income for the second quarter of 2010.

For the second quarter of 2010, the Company reported net income of $25.4 million, or net income per basic share of $3.66 per share and net income per fully diluted share of $0.42 per share, compared with a reported net loss of $(43.1) million or $(62.56) per basic and diluted share, for the second quarter of 2009.  For the six months ended June 30, 2010, the Company reported a net loss of $(141.2) million, or $(30.84) per basic and diluted share, compared with a net loss of $(54.1) million, or $(124.27) per basic and diluted share, for the six months ended June 30, 2009.  Presently, the Company has approximately 8.4 million outstanding shares of Common Stock.

At June 30, 2010, Genta had cash and cash equivalents totaling $15.6 million, compared with $1.2 million at December 31, 2009.   Net cash used in operating activities for the 6 month period ending June 30, 2010 was $6.3 million.  We project that our average net monthly cash outflow will be approximately $1.2 million for the balance of 2010.

Conference Call and Webcast

Genta management will host a conference call and live audio webcast that morning to discuss the financial results at 8:00 am EDT.  Participants can access the live call by dialing (877) 634-8606 (U.S. and Canada) or (973) 200-3973 (International). The access code for the live call is Genta Incorporated. The call will also be webcast live at http//:www.genta.com/investorrelation/events.html.

For investors unable to participate in the live call, a replay will be available approximately two hours after the completion of the call, and will be archived for 30 days. Access numbers for this replay are: (800) 642-1687 (U.S. and Canada) and (706) 645-9291 (International); conference ID number is: 88617800.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  The Company is developing tesetaxel, a novel, orally absorbed taxane that is in the same class of drugs as paclitaxel and docetaxel.  As the leading oral taxane in clinical development, tesetaxel has completed several Phase 2 clinical trials.  Genta has initiated a broad program of clinical studies to evaluate the safety and efficacy of tesetaxel in patients with solid tumors.  The Company has announced that gastric (stomach) cancer will be the lead indication for regulatory registration of tesetaxel.  Genasense® (oblimersen sodium) Injection is a modified DNA-based antisense drug that may enhance the effectiveness of anticancer therapy.  Enrollment in a randomized Phase 3 study of Genasense® in patients with advanced melanoma (the AGENDA trial) has been completed.  Long-term data on durable response and survival from AGENDA, which may be pivotal for regulatory approval, are expected in 2011.  Genta is exclusively marketing Ganite® (gallium nitrate injection) in the U.S, which is indicated for treatment of symptomatic patients with cancer-related hypercalcemia that is resistant to hydration.  The Company has developed proprietary oral formulations of the active ingredient in Ganite® that are being evaluated as potential treatments for diseases associated with accelerated bone loss.  Ganite® and Genasense® are available on a “named-patient” basis in countries outside the United States.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

•	the Company’s ability to obtain necessary regulatory approval for its product candidates from regulatory agencies, such as the U.S. Food and Drug Administration and the European Medicines Agency;
•	the safety and efficacy of the Company’s products or product candidates;
•	the commencement and completion of any clinical trials;
•	the Company’s assessment of its clinical trials;
•	the Company’s ability to develop, manufacture, license, or sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute any license and collaborative agreements;
•	the adequacy of the Company’s capital resources and cash flow projections, or the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;
•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company; and
•	the other risks as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2009 and its most recent quarterly report on Form 10-Q.

SOURCE:  Genta Incorporated

CONTACT:
Genta Investor Relations
info@genta.com

Genta Incorporated
Selected Condensed Consolidated Statement of Operations Data
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009
Product sales - net	$76	$69	$110	$131
Cost of goods sold	15	1	27	1
Gross margin	61	68	83	130

Operating expenses:
Research and development	2,417	3,674	4,860	5,972
Selling, general and administrative	1,833	1,968	5,606	4,140
Total operating expenses	4,250	5,642	10,466	10,112

Amortization of deferred financing costs and debt discount	(10,513)	(10,625)	(16,605)	(16,912)
Fair value - conversion feature liability	26,859	(19,040)	(70,438)	(19,040)
Fair value - warrant liability	14,225	(7,655)	(42,301)	(7,655)
All other expense, net	(939)	(188)	(1,448)	(560)
Net income/(loss)	$25,443	$(43,082)	$(141,175)	$(54,149)

Net income/(loss) per basic share	$3.66	$(62.56)	$(30.84)	$(124.27)
Net income/(loss) per diluted share	$0.42	$(62.56)	$(30.84)	$(124.27)

Shares used in computing net income/(loss) per basic share	6,948	689	4,577	436
Shares used in computing net income/(loss) per diluted share	62,362	689	4,577	436

Selected Condensed Consolidated Balance Sheet Data

	June 30
	2010	December 31
	Unaudited	2009
Cash and cash equivalents	$15,635	$1,216
Working capital (deficiency)	9,819	(5,358)
Total assets	24,117	12,229
Total stockholders' deficit	(127,449)	(2,862)